UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 28, 2012

EQUITY RESIDENTIAL (Exact name of registrant as specified in its charter)

Maryland	1-12252	13-3675988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

ERP OPERATING LIMITED PARTNERSHIP (Exact name of registrant as specified in its charter)

Illinois	0-24920	36-3894853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two North Riverside Plaza	60606
Suite 400, Chicago, Illinois	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code (312) 474-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2012, Equity Residential (the “Company”) announced that Frederick C. Tuomi, 57, Executive Vice President and President – Property Management of the Company, will retire from the Company effective June 30, 2013 (the “Effective Date”) and that David S. Santee will assume direct responsibility for property management operations. Mr. Santee, 53, joined the Company in November 1994 and has been Executive Vice President – Operations of the Company since January 2007.
Mr. Tuomi will continue to receive his current base salary until the Effective Date, and will be eligible to receive a cash bonus and equity awards for his service in 2012, consistent with the Company’s current practices. For Mr. Tuomi’s service in 2013, he will be entitled to receive prorated equity awards and a cash bonus (the “Prorated Awards”) for the six month period ending on the Effective Date. The Prorated Awards, based on 100% of his current target amounts, will be comprised of $250,000 of restricted shares or LTIP Units, $250,000 of share options and a $250,000 cash bonus.
In accordance with the Rule of 70 provisions of the Company’s Share Incentive Plans, Mr. Tuomi’s unvested equity awards will continue to vest per their original vesting schedules (subject to immediate vesting upon the occurrence of a subsequent change in control of the Company or his death or disability), and all options will continue to be exercisable for the balance of the ten-year option periods applicable to such awards, subject in each case to Mr. Tuomi’s compliance with non-competition and employee non-solicitation provisions. The Rule of 70 is met when an employee’s years of service with the Company (which must be at least 15 years) plus his or her age (which must be at least 55 years) on the date of termination equals or exceeds 70 years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY RESIDENTIAL

Date: August 29, 2012	By:	/s/ Bruce C. Strohm
	Name:	Bruce C. Strohm
	Its:	Executive Vice President and General Counsel

Date: August 29, 2012	ERP OPERATING LIMITED PARTNERSHIP

	By:	Equity Residential, its general partner

	By:	/s/ Bruce C. Strohm
	Name:	Bruce C. Strohm
	Its:	Executive Vice President and General Counsel